UNITED STATES
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SCHEDULE 14A

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Albany International Corp.

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April 3, 2010

To the Stockholders of Albany International Corp.:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Albany International Corp., which will be held at the Hilton Garden Inn, 100 High Street, Portsmouth, New Hampshire, at 9:00 a.m. on Thursday, May 27, 2010. Please join us prior to the Annual Meeting at 8:30 a.m. to meet the Directors in the meeting room.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to vote and submit your proxy promptly by phone, via the Internet, or by signing, dating, and returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

If you plan to attend the meeting, and have requested and received physical copies of these meeting materials, please so indicate on the enclosed proxy card so that we can make the necessary arrangements. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2009 also accompanies these materials.

Sincerely yours,

ERLAND E. KAILBOURNE	JOSEPH G. MORONE
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.
1373 Broadway, Albany, New York 12204
Mailing Address: P. O. Box 1907, Albany, New York 12201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 27, 2010

The Annual Meeting of Stockholders of Albany International Corp. will be held at the Hilton Garden Inn, 100 High Street, Portsmouth, New Hampshire, on Thursday, May 27, 2010, at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

3.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 2, 2010, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience by telephone, via the Internet, or by signing, dating, and returning a proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

CHARLES J. SILVA, JR.
Secretary

April 3, 2010

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 1373 Broadway, Albany, New York 12204 (P.O. Box 1907, Albany, New York 12201), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 27, 2010, and at any adjournment or adjournments thereof.

Voting Procedures

Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 28, 2010, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting. If a stockholder is a participant in our Dividend Reinvestment Plan or the Albany International Corp. ProsperityPlus Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s account in such plans. A proxy may be revoked at any time prior to the voting thereof. This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about April 12, 2010.

The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are (1) holders of record at the close of business on April 2, 2010, of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on April 2, 2010, of our Class B Common Stock outstanding on such date. As of April 2, 2010, there were 27,786,832 shares of the Company’s Class A Common Stock outstanding and 3,236,098 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors, and a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote that abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote.

Under New York Stock Exchange rules, brokerage firms are permitted to vote in their discretion on certain matters on behalf of clients who have been requested to provide voting instructions, and have failed to do so, by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan, any election of directors, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion only on the proposal to ratify the selection of PricewaterhouseCoopers LLC as auditors.

ELECTION OF DIRECTORS

All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2010 Annual Meeting of Stockholders, shall be eight. Accordingly, the number of directors to be elected at the 2010 Annual Meeting of Stockholders is eight. The Board of Directors has nominated for election the eight persons listed below, all of whom are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the eight persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors. The biographical sketches below highlight some of the specific experience, qualifications, attributes or skills that contributed to the nominee’s selection by the Board.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996. He has served as President and Chief Executive Officer since January 1, 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley University. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute and held the Andersen Consulting Professorship of Management. He is lead director of Transworld Entertainment Corporation. In addition to the extensive knowledge of the Company and its operations gained as CEO, Dr. Morone’s other contributions to the Board include experience leading other complex organizations, and his understanding of technology strategy and other issues confronting business organizations generally. Age 56.

CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is a Director of the J. S. Standish Company, where she serves as President in charge of the Standish Family Philanthropic Fund. She is a member of the Board of Trustees of the Albany Academies, the Community Foundation for the Greater Capital Region and Siena College. She is the sister of John C. Standish and the daughter of J. Spencer Standish. J. Spencer Standish and related persons hold in the aggregate shares entitling them to cast a majority of the combined votes entitled to be cast by all stockholders of the Company. As the Board seeks to safeguard and promote the interests of the Company’s shareholders, oversee Company management, and otherwise discharge its fiduciary obligations, Ms. Standish is able to provide a direct perspective as the representative of the Company’s largest shareholder group. Age 44.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999 and Chairman of the Board since May 9, 2008. He currently serves as Chairman of the Board of Financial Institutions, Inc., and its wholly owned subsidiary, Five Star Bank, which provides commercial banking services to customers in Western and Central New York State. From May 2002 until March 2003 he served as Chairman and interim Chief Executive Officer of Adelphia Communications Corp. (Adelphia filed a petition under Chapter 11 of the United States Bankruptcy Code in 2002.) He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. He is a Director of the New York ISO, The John R. Oishei Foundation, Rand Capital Corporation, Allegany Co-op Insurance Company, and the Farash Corporation. Mr. Kailbourne’s broad experience as a director on numerous boards of public and private companies and foundations, his 37 years of experience in banking and finance, and his operational experience as chief executive officer of large organizations make him a valuable addition to the board of any public or private company, especially in oversight of risk management, liquidity, and finance matters. Age 68.

JOHN C. STANDISH has been a Director of the Company since 2001 and Vice Chairman of the Board since May 9, 2008. He previously served as Senior Vice President — Manufacturing, Americas Business Corridor from March 2005 to January 2008, Director of North American Dryer Manufacturing from 2003 to March 2005, Director, PAC Pressing and Process Technology from 2000 to 2003, Manager of the Company’s forming and engineered fabrics manufacturing facility in Portland, Tennessee from 1998 to 2000, Production Manager of Albany International B.V. in Europe from 1994 to 1998, a Department Manager for the Press Fabrics Division from 1991 to 1994, and Design Engineer for Albany International Canada from 1986 to 1991. He is Chairman of the J. S. Standish Company, and Director of the United Way of the Greater Capital Region. He is the brother of Christine L. Standish and the son of J. Spencer Standish. In addition to being a member of the Standish family, the Company’s largest shareholder group, John acquired extensive hands-on experience in the Company’s PMC operations as an employee, and holds a master’s degree in textiles and wood and paper sciences. Age 46.

JUHANI PAKKALA has been a Director of the Company since 2004. Mr. Pakkala previously served as President and Chief Executive Officer of Metso Paper Inc. (formerly Valmet Corporation), in Finland, from 1999 until his retirement in July 2003. Metso Paper, a subsidiary of Metso Corporation, is one of the world’s largest suppliers of pulp and paper process machinery and equipment. Prior to that time, Mr. Pakkala served in a number of executive positions in companies in the Metso (formerly Valmet) Group in Finland, the United States, and Canada. As former CEO of Metso, one of two global suppliers of paper machines, Mr. Pakkala is able to bring a deep knowledge of the paper industry, as well as the perspective gained as a supplier of equipment to the same customer base as the Company’s PMC segment. He has a keen understanding of markets served by the PMC segment, and a practical understanding of relevant technologies and product and process innovation. As a CEO, he also has direct experience in the oversight of manufacturing, sales and marketing, financial reporting and other functions in a corporation of a size and with a global operation comparable to that of the Company. Age 63.

PAULA H. J. CHOLMONDELEY has been a Director of the Company since February 2005. From 2000 to 2004, she was a Vice President and General Manager of Sappi Fine Papers, North America, responsible for the Specialty Products Division. She previously served in executive and financial positions in a number of corporations, including Owens Corning, the Faxon Company, Blue Cross of Greater Philadelphia, and the Westinghouse Elevator Company. She also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan Administration. Ms. Cholmondeley is a former certified public accountant, and serves on the Board of Directors of four other publicly traded companies: Terex Corporation, Ultralife Batteries, Inc., Dentsply International, and Minerals Technologies Inc. She is also an independent trustee of Nationwide Mutual Funds. Ms. Cholmondeley’s extensive experience in finance, including as a chief financial officer, and her background in public accounting, make her especially suited to the role of an “audit committee financial expert” on the Company’s Audit Committee. Her international and manufacturing experience, within the paper industry and elsewhere, is also a valuable contribution to the Board. In addition, she brings extensive governance experience as the result of her service on various public company boards and involvement in various governance organizations. Age 63.

JOHN F. CASSIDY, JR. has been a Director of the Company since November 2005. From January 1989 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp., a diversified company with extensive aerospace operations. He served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, a member of the Connecticut Academy of Science and Engineering and a senior member of the Institute for Electrical and Electronics Engineers and the Society of Automotive Engineers. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association, and the Convergence Educational Foundation. Mr. Cassidy’s extensive background in research and development at UTC and GE are valuable attributes for oversight of the Company’s research and development operations as well as growth in its Albany Engineered Composites segment, which seeks to expand its role as a key supplier to customers in the aerospace industry. Age 65.

EDGAR G. HOTARD has been a Director of the Company since November 2006. Mr. Hotard has been an independent consultant/investor since his retirement as President and Chief Operating Officer of Praxair, Inc. in 1999. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President. He has served as a Venture Partner of ARCH Venture Partners since September 2004, and as Managing General Partner of Hotard Holdings Ltd., an investment partnership, since September 2006. He also serves as an advisor to the Monitor Group, a global strategy consulting firm, for their Asian practice, and as the Chairman of the Monitor Group (China). Mr. Hotard is a member of the Board of Directors of Global Industries, Ltd., privately held Shona Energy Company, Inc., Koning Corp. and WinVivo Corp. He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing, and the School of Management, State University of Buffalo, New York. Mr. Hotard has extensive experience in helping non-Chinese companies develop their businesses and business relationships in China. This understanding and background are helpful as the Board oversees management’s efforts to address shifting demand toward China in its core PMC business, and its ramp-up of expanded operations in Asia. Age 66.

CORPORATE GOVERNANCE

Board Leadership Structure. Since becoming a public company in 1984, the Company has at times operated under a traditional U.S. board leadership structure (with the roles of CEO and Chairman combined), while at other times the positions of the Chairman and the top executive officer have been separated. Dr. Morone’s predecessor as CEO, Frank R. Schmeler, served as Chairman of the Board and CEO from 2000 until early 2006. From August 2003 until early 2006, Thomas R. Beecher, Jr. served as the Company’s non-management Lead Director. Dr. Morone was appointed as President in 2005, and became CEO at the beginning of 2006. At that time, the Board determined that it would be desirable for the Company’s departing CEO, Frank Schmeler, to remain in the position of Chairman, in a non-management capacity. Mr. Schmeler stepped down as Chairman in May of 2008, and was succeeded by Erland E. Kailbourne, who by that time had over nine years of experience serving on our board, had previously served as chairman and CEO of Fleet Bank, and had acquired years of experience and service on several public and private company boards.

The Board of Directors expects the Chairman of the Board to function as a liaison and independent conduit between the members of the Board and the Company’s CEO between meetings of the Board, and to preside over meetings of, and provide leadership to, the non-management members of the Board. The Chairman is also primarily responsible for setting Board meeting agendas, in cooperation with the CEO and Secretary. (Other responsibilities of the Chairman are described in the Company’s Corporate Governance Guidelines.) The Board has found that having a non-management director function in this role, whether as a ‘lead director’ or as Chairman, facilitates communication, helps ensure that issues of concern to non-management directors are given an opportunity for discussion at meetings, and contributes generally to a more effective use of management and Board time. The Board also believes the current board leadership has served the Company well during Dr. Morone’s tenure as CEO, allowing him to devote his attention to the management of the Company during what has been a challenging and dynamic period. The Board engages in an annual self-evaluation process to determine whether the Board is discharging its responsibilities and operating effectively, and to consider changes in membership, structure, or process that could improve performance. While we believe that the current Board leadership structure is appropriate for the Company at the present time, it is possible that alternative Board leadership structures, including those that combine the offices of Chairman and CEO, could be appropriate for the Company under different circumstances.

Risk Oversight. The Board of Directors oversees the Company’s risk management processes. The Company’s CEO reviews directly with the Board, at least annually, the most significant top-level enterprise risks facing the Company, and the processes by which the Company mitigates such risks. The Board also reviews management’s annual operating plan and strategic plan to ensure that they are consistent with, and appropriately address, the Company’s risks and risk management processes. The Company’s Audit Committee is responsible for assisting the Board in its oversight of the Company’s risk management processes. The Audit Committee periodically reviews and discusses, with management, the Company’s internal audit department and the independent auditors, the adequacy of the processes by which the Company handles risk assessment and risk management. The Committee receives periodic reports from the Company’s finance department regarding liquidity and other financial risks; from the finance and internal audit function regarding internal control risks; and from the finance, legal and internal audit departments regarding processes for addressing fraud, legal and compliance risks, and the adequacy of the Company’s disclosure controls and procedures. The Audit Committee also reviews and discusses with management the risk factors disclosed by the Company in its periodic filings with the SEC before such filings are made.

Although the Board oversees the Company’s risk management, day-to-day management of risk remains the responsibility of management.

Director Independence. The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company.” As of April 3, 2010, J. Spencer Standish, related persons (including his children, Christine L. Standish and John C. Standish, directors of the Company; and J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors), and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendents of J. Spencer Standish, held, in the aggregate, shares entitling them to cast approximately 53.79% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, we are a controlled company under the NYSE Rules. The Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from the requirements that the Board of Directors include a majority of “independent” directors (as defined by the NYSE Rules) and that the Compensation and Governance Committees be composed entirely of independent directors. As a result, not all of the members of the Compensation Committee or the Governance Committee are independent. The Board of Directors has determined, however, that all of the members of the Audit Committee and Director Cassidy (who is expected to be named to the Audit Committee during 2010, assuming his reelection to the Board) are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

Meeting Attendance. The Board of Directors met 13 times in 2009. Each incumbent director attended (in person or by telephone) 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors were present at the Annual Meeting of Stockholders in 2009.

Committees. The standing committees of the Board of Directors are a Governance Committee, an Audit Committee, and a Compensation Committee. During 2009, the Governance Committee met four times and the Audit Committee met eight times (including, in the second, third, and fourth quarters, a single meeting held in two parts to review the Company’s quarterly operating results and earnings release (the first part) and the Quarterly Report on Form 10-Q (the second part)). The Compensation Committee met seven times during 2009.

Governance Committee. The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Governance Committee are John Standish (Chairman), John Cassidy, and Edgar Hotard. Chairman Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member.

The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. The Committee and the Board seek to maintain a group of Board members that, in the aggregate, possesses the skills, background and experience necessary and desirable to effectively address the issues and challenges the Company will confront. The Board does not expect that any single member will possess all of these attributes, and therefore seeks to accomplish this by selecting candidates with diverse skills and backgrounds. The Committee discusses with the Board, at least annually, the various qualifications and skills that should be represented on the Board and its committees, taking into account the nature of the business and the objectives of the Company as they may evolve over time. The Committee also reviews, on an annual basis, the performance of the sitting members of the Board, and makes recommendations to the Board regarding those directors to be nominated for reelection by the stockholders.

Although the Governance Committee does not employ professional consultants for this purpose, members of the Committee communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any qualified potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director.

Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chairman, Governance Committee, Albany International Corp., P.O. Box 1907, Albany, New York 12201. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company.

Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources.

All of the nominees for election as directors at the 2010 Annual Meeting are standing for reelection by stockholders.

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities regarding the Company’s accounting and financial reporting practices and internal controls with respect to accounting, finance, legal compliance, and ethics. It also provides a means of open communication among the independent auditors, management, the Company’s internal auditors, and the Board of Directors. The Board has also designated the Audit Committee as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act. Under the NYSE Rules, the Audit Committee has “sole authority” to “hire and fire” our auditors. A copy of the current Charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee are Paula H. J. Cholmondeley (Chairman), Edgar G. Hotard, and Juhani Pakkala. Chairman Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member.

The Audit Committee has provided the following report:

The Audit Committee has reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the financial statements for 2009, including management’s report with respect to internal control over financial reporting. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from PwC the written disclosures and the communications relating to PwC’s independence required by PCAOB rules. The Audit Committee has discussed with PwC its independence, and has considered whether the provision by PwC of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS” is compatible with maintaining the independence of PwC.

Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2009 be included in the Company’s Annual Report on Form 10-K for 2009 filed with the Securities and Exchange Commission.

The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (PwC) are responsible for auditing the Company’s financial statements and internal controls over financial reporting. The Audit Committee monitors and reviews these processes. As required by the NYSE Rules, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The Board has also determined that the Chairman of the Committee, Paula H. J. Cholmondeley, is a “financial expert” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of internal audit. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Paula H. J. Cholmondeley, Chairman
Edgar G. Hotard
Juhani Pakkala

The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules.

Mr. Pakkala was initially elected to the Audit Committee in August 2004. At that time, the Board considered his prior employment at Metso Paper Inc., a manufacturer of papermaking equipment. The Company has supplied products and services to Metso from time to time, and has also pursued other contractual agreements with them from time to time, mostly related to development of new products. Mr. Pakkala retired from Metso Paper in 2003, and since that time has maintained no relationship with Metso, other than the ownership of an option to purchase some shares of Metso Corporation, the parent company of Metso Paper (which option has since been exercised and the shares sold), and rights to receive amounts under Metso pension and deferred compensation plans, all of which he acquired while a Metso Paper employee. The Board at that time determined that these factors did not rise to the level of a “material relationship” with the Company within the meaning of the NYSE Rules, and did not constitute a relationship with the Company that may interfere with the exercise of his independence from management.

Mr. Hotard was elected to the Audit Committee in May 2007. Mr. Hotard has provided services as an independent contractor to Monitor, a management consulting firm. The Company engaged Monitor during 2007 and 2008 to provide consulting services related to its Albany Engineered Composites business. Fees paid to Monitor during 2007 and 2008 were approximately $380,000 and $249,000, respectively. Mr. Hotard is not, and has never been, a Monitor employee. He has provided consulting services to Monitor’s affiliate, Monitor Consulting Hong Kong Ltd, for the past eight years, functioning as an advisor for Monitor’s Asia consulting practice, and serving as the Chair of Monitor Group (China), representing Monitor before the Chinese government and industry associations involved with China (e.g., the U.S. China Business Council) and Chinese companies — state-owned and private.

In exchange for these services, Mr. Hotard receives a monthly retainer and reimbursement of travel expenses. The monthly retainer is not based on any revenue-generation goals, and is independent of any consulting fees Monitor collects anywhere in the world, including fees received from the Company. He is also entitled to receive performance-based incentives related to identifying investment opportunities for Monitor Capital. Incentives are not tied to revenue-generation goals. He receives no portion of the fees paid by the Company to Monitor in the U.S., nor any commission or other compensation, direct or indirect, related to the Company’s engagement of Monitor. Payments to Monitor did not exceed 2% of Monitor’s net revenues during any of the last three years.

Based on these facts, the Company’s Board has determined that the retention of Monitor in the U.S. to provide consulting services did not constitute a “material relationship” between the Company and Mr. Hotard, and did not compromise his independence.

After due inquiry, the Board is not aware of, and therefore did not consider, any other transactions, relationships, or arrangements with any of the other members of the Audit Committee when determining their independence.

The Board of Directors has also examined whether Director John Cassidy has any relationship with the Company that may interfere with the exercise of his independence from management and the Company. The Board expects that Mr. Cassidy may be appointed to the Audit Committee during 2010, assuming his reelection to the Board in May. From January 1989 until May 2005, Mr. Cassidy served as Senior Vice President, Science and Technology, at United Technologies Corp. United Technologies is a customer of Albany Engineered Composites. Pursuant to a consulting agreement with United Technologies, Mr. Cassidy provides advice and assistance to his successor from time to time, in exchange for a consulting fee based on time spent providing such advice and assistance. Amounts paid to Mr. Cassidy pursuant to this arrangement were less than $100,000 during 2009. Mr. Cassidy receives no other direct or indirect compensation from United Technologies, other than amounts under pension and deferred compensation plans that were earned before May 2005. Payments by United Technologies for goods or services to the Company (including Albany Engineered Composites) did not exceed 2% of net sales of United Technologies during any of the last three years. After due inquiry of Mr. Cassidy as well as Company management, the Board is not aware of any other transactions, relationships, or arrangements between Mr. Cassidy and the Company and, on that basis, has determined that he is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules.

The Board of Directors has determined that Ms. Cholmondeley possesses all of the attributes of an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. Ms. Cholmondeley also serves on the audit committees of Dentsply International, Ultralife Batteries, Inc. and Minerals Technologies Inc., each of which is a public company. The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees of more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on our Audit Committee, and such determination is disclosed in our annual proxy statement. In the case of Ms. Cholmondeley, the Board of Directors has made such a determination. In making this determination, the Board took into account Ms. Cholmondeley’s representation that she does not intend to accept any employment other than as a member of governing boards, and that she would consult with the Chairman of the Governance Committee before accepting any employment, undertaking any additional board or committee positions, or making any other new and material time commitments. Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate” and that at least one member of the Committee has “accounting or related financial management expertise.” The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

Compensation Committee. The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s Charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are John F. Cassidy, Jr. (Chairman), Paula H. J. Cholmondeley, Christine L. Standish, and Juhani Pakkala. Chairman Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member.

As specified in its charter, the Compensation Committee is directly responsible for determining the compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our stock option and restricted stock unit plans, and our 2005 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

The Committee’s Charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. See “The Role of Executive Officers in the Compensation Process” on page 23.

In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisors or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisors and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisors or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The Charter provides that we shall provide for the payment of fees and compensation to any advisors or consultants so employed by the Committee. The Company paid $23,376 to Watson Wyatt Worldwide during 2009 for compensation-related services. (See Compensation Philosophy and Objectives on page 15 for a discussion of compensation-related services provided by Watson Wyatt during 2009.) (Effective January 1, 2010, Watson Wyatt was merged with Towers Perrin and became Towers Watson. The Company retained Towers Perrin during 2009 to provide actuarial and related services with respect to certain of the Company’s benefit plans, and expects to retain Towers Watson to provide such services during 2010.)

Compensation Committee Interlocks and Insider Participation. Directors Cassidy, Cholmondeley, Pakkala and Christine Standish served on the Compensation Committee during all of 2009.

No member of the Committee was an employee during 2009. Christine Standish is an officer and director of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 12.) Her husband, Christopher Wilk, received compensation and benefits during 2009 as described below under “Certain Business Relationships and Related Person Transactions.”

Non-management directors. Meetings of the “non-management” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each meeting of the Board. The current non-management directors include all of the directors other than Dr. Morone. Meetings of the non-management directors during 2009 were chaired by the Chairman. The Chairman also acts as a liaison between the directors and the Chief Executive Officer and facilitates communication among the directors. Interested persons may communicate with the Chairman and the non-management directors by writing to: Chairman, Albany International Corp., P.O. Box 1907, Albany, New York 12201.

Shareholder communications. It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group, and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., P.O. Box 1907, Albany, New York 12201.

Available Information. The Company’s Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com).

Certain Business Relationships and Related Person Transactions

Christine L. Standish and John C. Standish are directors of the Company. Christopher Wilk, Ms. Standish’s husband, was a Company employee until January 1, 2009. He received $45,107 from the Company during 2009 pursuant to his separation agreement, as well as $6,773 as the result of the vesting on his separation date of restricted stock units granted to him in prior years. In addition, he received $29,563 in consulting fees pursuant to a post-employment consulting arrangement that ended on March 31, 2009.

The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification or approval of any transaction in which such director has an interest. The transactions described above were reviewed pursuant to this policy.

Chairman Emeritus

As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board and Compensation Committee of the Board and normally attends such meetings. He receives limited but regular assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. Mr. Standish was reimbursed a total of $370 for Company-related expenses incurred during 2009 in connection with such visits, his attendance at meetings, and such consultations. Other than his pension under the Company’s retirement plans, and reimbursement of these expenses, Mr. Standish receives no fees or compensation for his activities with respect to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2009, except (1) J. Spencer Standish acquired 104 shares of Class B Common Stock on August 28, which transaction was reported on September 14; (2) the vesting and settlement of Restricted Stock Units held by Christopher Wilk, spouse of Director Christine L. Standish, at the time of his departure from the Company on January 1, was reported by Ms. Standish on January 23; and (3) the disposition by Mr. Wilk of shares of Class A Common Stock held in his 401(k) account on August 3, as part of a rollover of his account to a personal retirement plan, was reported by Ms. Standish on September 11.

SHARE OWNERSHIP

As of the close of business on March 31, 2010, each of the directors and the Named Executive Officers, and all current directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned (a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Joseph G. Morone	76,441	(b)	(c)	—		—
Christine L. Standish	159,934	(d)	(c)	153,022	(e)	4.73%
Erland E. Kailbourne	14,167		(c)	—		—
John C. Standish	161,172	(f)	(c)	153,022	(g)	4.73%
Juhani Pakkala	8,742		(c)	—		—
Paula H. J. Cholmondeley	10,519	(h)	(c)	—		—
John F. Cassidy, Jr.	9,840		(c)	—		—
Edgar G. Hotard	8,890		(c)	—		—
Michael C. Nahl	183,694	(i)	(c)	1,050	(c)	(c)
Daniel Halftermeyer	42,600	(j)	(c)	—		—
Michael Joyce	13,625	(k)	(c)	—		—
Michael K. Burke	498	(l)	(c)	—		—
All officers and directors as a group (19 persons)	616,729		2.22%	155,776		4.81%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.

(b)	Includes (i) 72,379 shares owned outright and (ii) 4,062 shares held in the Company’s employee stock ownership plan.

(c)	Ownership is less than 1%.

(d)	Includes (i) 6,595 shares owned outright, (ii) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 317 shares held by Ms. Standish in her account in the Company’s 401(k) retirement savings and employee stock ownership plans. The nature of Ms. Standish’s beneficial ownership of the Class B shares is described in note (e) below.

(e)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,153 shares held by a trust for her sole benefit, as to which she has no voting or investing power, (ii) 868,117 shares held by J. S. Standish Company, of which she is a director, (iii) 10,700 shares held by the Christine L. Standish Gift Trust, a trust for the benefit of her descendants as to which she has no voting or investment power, or (iv) 120,000 shares held by The Christine L. Standish Delta Trust, a trust for the benefit of her descendants as to which she has no voting or investment power.

(f)	Includes (i) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 530 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (iii) 7,620 shares issuable upon exercise of options currently exercisable. The nature of Mr. Standish’s beneficial ownership of the Class B shares is described in note (g) below. Does not include 11 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(g)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,154 shares held by a trust for his sole benefit, as to which he has no voting or investment power,

(ii) 868,117 shares held by J. S. Standish Company, of which he is a director, (iii) 10,700 shares held by the John C. Standish Gift Trust, a trust for the benefit of his descendants as to which he has no voting or investment power, or (iv) 120,000 shares held by the John C. Standish Delta Trust, a trust for the benefit of his descendants as to which he has no voting or investment power.

(h)	Includes (i) 9,056 shares owned outright, and (ii) 1,463 shares in a retirement plan.

(i)	Includes (i) 27,760 shares owned outright, (ii) 4,884 shares held in the Company’s employee stock ownership plan, (iii) 150,000 shares issuable upon exercise of options exercisable currently or within 60 days, and (iv) 1,050 shares issuable upon conversion of an equal number of shares of Class B Common Stock.

(j)	Includes (i) 16,800 shares owned outright and (ii) 25,800 shares issuable upon exercise of options exercisable currently or within 60 days.

(k)	Includes (i) 10,481 shares owned outright and (ii) 3,144 shares held in the Company’s employee stock ownership plan.

(l)	Shares held in the Company’s employee stock ownership plan.

Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

Name(s)(a)	Reported Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. Spencer Standish	2,583,811	(b)	8.51%
BlackRock, Inc.	2,169,068	(c)	7.81%
Wellington Management Company, LLP	2,077,185	(d)	7.48%
Vanguard Fiduciary Trust Company	1,595,894	(e)	5.74%
Tocqueville Asset Management, LP	1,459,200	(f)	5.25%
Columbia Wanger Asset Management, L.P.	1,433,000	(g)	5.16%

*	As of December 31, 2009, except for J. Spencer Standish, whose holdings are shown as of March 31, 2010.

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, FL 32963; BlackRock, Inc., 40 East 52nd Street, New York, NY 10022; Wellington Management Company, LLP, 75 State Street, Boston, MA 02109; Vanguard Fiduciary Trust Company, 500 Admiral Nelson Boulevard, Malvern, PA 19355; Tocqueville Asset Management, LP, 40 West 57th Street, 19th Floor, New York, NY 10019; Columbia Wanger Asset Management, L.P., 227 West Monroe Street, Suite 3000, Chicago, IL 60606; and FMR LLC, 82 Devonshire Street, Boston, MA 02109.

(b)	Includes 2,583,811 shares issuable upon conversion of an equal number of shares of Class B Common Stock. 1,715,694 shares of Class B Common Stock are held by trusts as to which he has sole voting and investment power; the remaining 868,117 shares are held by J. S. Standish Company. (J. S. Standish Company is a corporation as to which J. Spencer Standish holds the power to elect all of the directors.) Current directors of J. S. Standish Company include J. Spencer Standish, John C. Standish (son of J. Spencer Standish), Christine L. Standish (daughter of J. Spencer Standish), and Thomas R. Beecher, Jr. Does not include (x) 6,912 shares of Class A Common Stock beneficially owned by his daughter, Christine L. Standish, a director of the Company, (y) 8,150 shares of Class A Common Stock beneficially owned by his son, John C. Standish, a director of the Company, or (z) 151,318 shares issuable upon conversion of an equal number of shares of Class B Common Stock held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)	Represents shares beneficially owned by BlackRock, Inc. and one or more affiliates, including Barclays Global Investors, Ltd. and various subsidiaries of Barclays Global Investors, Ltd. BlackRock, Inc. acquired Barclays Global Investors, Ltd. on December 1, 2009. BlackRock, Inc. and/or one or more of such entities has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.

(d)	Represents shares beneficially owned by investment advisory clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared power to vote or direct the vote of 1,492,482 such shares, and shared power to dispose or direct the disposition of all such shares.

(e)	Represents shares reported as beneficially owned by Vanguard Fiduciary Trust Company, in its capacity as trustee for certain employee benefit plans, including the Company’s ProsperityPlus Savings Plan. The plan trustee votes shares allocated to participant accounts as directed by participants subject to Section 404 of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

(f)	Represents shares beneficially owned by Tocqueville Asset Management, LP as investment adviser. Tocqueville Asset Management, LP has sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.

(g)	Represents shares beneficially owned by investment advisory clients of Columbia Wanger Asset Management, L.P. Columbia Wanger Asset Management, L.P. has sole power to vote or direct the vote of, and shared power to dispose or direct the disposition of, all such shares.

The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of March 31, 2010:

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
J. Spencer Standish	2,583,811	(b)	79.92%
J. S. Standish Company	868,117		26.85%
Thomas R. Beecher, Jr.	645,625	(c)	19.97%

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, Florida 32963; J. S. Standish Company, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201; and Thomas R. Beecher, Jr., c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201.

(b)	Includes (i) 868,117 shares held by J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors, and (ii) 1,715,694 shares held by trusts as to which he has sole voting and investment power. Does not include (x) 1,704 shares of Class B Common Stock owned outright by his son, John C. Standish, (y) 1,704 shares of Class B Common Stock owned outright by his daughter, Christine L. Standish, or (z) 151,318 shares held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust, of which he is trustee with shared voting and investment power. Does not include 868,117 shares held by J. S. Standish Company, of which he is a director.

Voting Power of Mr. Standish

As of March 31, 2010, J. Spencer Standish, related persons (including Christine L. Standish and John C. Standish, directors of the Company) and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendants of J. Spencer Standish, now hold in the aggregate shares entitling them to cast approximately 53.79% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, if J. Spencer Standish, related persons, and Thomas R. Beecher, Jr., as such trustee, cast votes as expected, election of the director nominees listed above will be assured.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed the Compensation Discussion and Analysis following this report with management of the Company, and based on such review recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and this proxy statement.

John F. Cassidy, Jr., Chairman
Paula H. J. Cholmondeley
Juhani Pakkala
Christine L. Standish

COMPENSATION DISCUSSION AND ANALYSIS

The object of this discussion is the disclosure of the compensation given to the Company’s “named executive officers” during 2009. We will also address compensation philosophies and practices that relate to compensation given in earlier years, as well as some compensation matters that may affect compensation in 2010. For the purposes of this proxy statement, the Company’s named executive officers (“NEOs”) in 2009, as that term is defined according to SEC regulations, were President and CEO Joseph G. Morone, former Executive Vice President and CFO Michael C. Nahl, current Senior Vice President and CFO Michael K. Burke, President, PMC Daniel A. Halftermeyer, President, Applied Technologies Michael J. Joyce, and Senior Vice President — Human Resources and Chief Administrative Officer Ralph M. Polumbo. However, as we describe the various elements of the Company’s executive compensation program, it is important to bear in mind that they may also be applicable to other Company executives in addition to the NEOs. Thus, we shall refer to four groups of executives. “Managers” or “management” refers to approximately 500 managers worldwide who participate in the annual cash incentive bonus program described below. “Top management” refers to approximately 250 more senior managers who, in addition, are eligible to receive annual grants of Restricted Stock Units (“RSUs”) as described below. “Executive officers” refers to a still more senior group of 11 executives who are elected by the Board of Directors and are identified as executive officers in our Annual Report on Form 10-K. Finally, the term “senior management team” refers to the CEO and a core group of 7 to 9 top executives working most closely with him. The senior management team consists of both executive officers and non-officers. They receive Performance Awards described below. The six NEOs were all members of the senior management team during 2009.

Compensation Philosophy and Objectives

The principal objectives of our executive compensation program are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated managers whose performance will substantially enhance the Company’s performance, (2) to structure elements of compensation so that performance consistent with delivering shareholder value and the Company’s annual and long-term goals is suitably rewarded, and (3) in the case of top management, to align the interests of each manager with the interests of our stockholders.

Given these objectives, our compensation program is designed to recognize and reward:

1)	success in attaining financial, operational, and/or strategic goals during the year;

2)	success in responding to events, problems, challenges, and opportunities arising during the course of the year that were not anticipated in management’s operating plan, or were otherwise not exclusively within management’s control;

3)	demonstrated competence, intelligence, and ethical business behavior and managerial skill; and

4)	demonstrated loyalty and commitment to the Company in the form of continued voluntary employment (i.e., retention).

Although there are multiple elements to the Company’s executive compensation program, the Committee believes that flexibility in the application of each discrete element allows the Committee the opportunity to respond to changes in market conditions. This flexibility is manifest in the Committee’s differing allocation between long- and short-term compensation, and in its varying use of cash and non-cash elements, even within the same groups of executives. It is the philosophy of the Company (approved by the Board of Directors) to compensate individuals based on their individual importance to the Company in achieving strategic objectives, consistent with competitive market practices, and taking internal equity into account. Towers Watson (formerly Watson Wyatt Worldwide) provides consulting services to the Committee. They provide the Committee with data useful to determine both market compensation practices and the key elements of compensation. They also provide advice to the Committee on which compensation elements are appropriate for furthering its objectives. In addition, the Committee considers materials regarding compensation that are provided from time to time by the Company’s Human Resources Department.

Final compensation decisions regarding executive officers are the purview of Committee. The Committee’s decisions are based on Company or business unit performance, an executive’s annual achievements, the Committee’s review regarding the executive’s abilities, experience and effectiveness, and the Company’s long-term goals. In the specific case of the CEO, the Committee’s Charter charges the Committee with the responsibility of reviewing and approving performance goals and objectives relevant to the determination of his compensation, evaluating performance in the light of such goals and objectives, and determining his compensation after taking such evaluation into account. In practice, the Committee reports to the full Board of Directors and solicits its comments prior to taking any action. Thus, although the decisions regarding the CEO’s compensation are those of the Committee, they reflect the advice and input of the entire Board of Directors.

Elements of Compensation

During 2009 the Company again used four principal elements of compensation to achieve the foregoing objectives: (1) base (cash) salary; (2) annual cash incentive bonuses; (3) performance-based incentive grants (“Performance Awards”), denominated in shares of Company stock and payable in a combination of cash and shares, awarded pursuant to the Company’s 2005 Incentive Plan; and (4) retention incentives in the form of RSUs granted pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”).

Cash Compensation — Salary

Annual base salary constitutes the core cash portion of the compensation of every member of management, including the NEOs. Base salaries are reviewed and established annually.

Executive salaries are customarily reviewed and adjusted to become effective in April of each year. However, in response to the developing global recession, the Committee had already decided in 2008 to forgo merit salary increases for 2009, except in cases of promotion or other change in responsibilities. None of the NEOs received an increase for 2009. Thus, actual base salaries for the six NEOs in 2009 were as follows: Dr. Morone — $717,000; Mr. Nahl — $502,100; Mr. Burke — $400,000; Mr. Halftermeyer — $376,640; Mr. Joyce — $376,640; and Mr. Polumbo — $328,790. As a percentage of expected total cash compensation, these base salaries ranged from 44% (for the CEO) to 69%.

Annual Incentive Plan

The Company also provides each manager an opportunity to earn an annual cash incentive bonus. Although the amount of the incentive bonus actually paid to a manager (including each of the NEOs) is determined by the Committee in its sole discretion, it is generally based on Company, business unit, and individual performance against established targets during the previous year. For the 2009 incentive bonus (payable in early 2010 on the basis of 2009 performance) the Committee approved specific performance metrics proposed by management at the beginning of 2009. A bonus at the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular fiscal year have been achieved. Lesser cash incentives will be paid if such performance levels are not achieved, and larger incentives will be paid if performance exceeds such levels. Threshold performance levels are also established. Performance below the threshold levels generally results in no bonus being earned. Maximum performance levels are also established, limiting a bonus to 200% of target. The threshold, target and maximum performance levels are set based upon the operating plan approved by the Board of Directors. The threshold level is established as an acceptable percentage of targeted performance and the slope of the resulting bonus curve line becomes increasingly steeper above the target performance level.

The Committee periodically reviews the target bonus opportunities as part of its review of total compensation. Target bonuses as a percentage of base salary were set for each of the NEOs in 2009 as follows: Joseph G. Morone, 125% (target bonus opportunity — $896,2500); Michael C. Nahl, 44% ($220,294); Daniel A. Halftermeyer, 55% ($207,152); Michael J. Joyce, 55% ($207,152); Ralph M. Polumbo, 50% ($164,395); and Michael K. Burke, 55% ($220,000, but prorated to reflect his midyear hire date). These target bonus opportunities were unchanged from 2008.

2009 Performance Metrics for NEOs (except Mr. Halftermeyer and Mr. Joyce)

The performance measurement metrics established for Dr. Morone, Mr. Nahl, Mr. Burke and Mr. Polumbo were identical, and related to the Company’s 2009 Adjusted Consolidated EBITDA, its accounts receivable and inventories as a percentage of net sales, and its accounts payable as a percentage of total costs. These three metrics were weighted to account for 75%, 20% and 5%, respectively, of their target bonus.

Adjusted Consolidated EBITDA

For the purposes of establishing goals, the Company’s “2009 Adjusted Consolidated EBITDA” was defined as operating income for 2009 as reported in the Company’s Consolidated Statement of Income adjusted by adding back, to the extent that such expense reduced operating income:

(a)	Depreciation and amortization expense;

(b)	“Costs to Reduce Costs” as that term is defined in the Company’s Credit Agreement and reported to the Administrative Agent and Lender Banks pursuant to such Agreement;

(c)	restructuring costs;

(d)	any expenses related to machinery and equipment relocations related to plant closings or the consolidation of manufacturing capacities; and

(e)	any goodwill impairment;

provided, that the amount so determined would be further adjusted:

(1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (i) discontinued operations, or (ii) newly effective accounting pronouncements, the effect of which were not incorporated into the Board-approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements);

(2) to exclude (i) any income (or loss), attributable to any business operations acquired during 2009, or (ii) the reallocation of any overhead costs that were otherwise attributable to any business operation divested during 2009; and

(3) to exclude the effect on earnings of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture in 2009 (collectively, the “EBITDA Adjustments”).

The goal established was Adjusted Consolidated EBITDA of $120 million.

Accounts Receivable and Inventory as a Percentage of Net Sales

“Accounts Receivable and Inventory as a Percentage of Net Sales” was defined as the aggregate sum of the Company’s accounts receivable and inventories divided by net sales. For the purposes of the metric, accounts receivable and inventories were, in each case, to be the average of the amounts reported as “Accounts receivable, net” and “Inventories”, respectively in the Company’s financial accounting systems as of July 31, 2009, August 31, 2009, September 30, 2009, October 31, 2009, November 30, 2009 and December 31, 2009, adjusted to exclude any accounts receivable or inventory attributable to any business operations acquired during 2009. The metric was focused on the second half of the year to allow time to become accustomed to, and prepare for, a newly adopted working capital metric. Net Sales were meant to be net sales, as set forth in the Company’s financial accounting systems and reported in the Company’s 2009 consolidated financial statements in accordance with GAAP, adjusted to exclude any consolidated net sales attributable to any business operations acquired during 2009. The goal established was a percentage of 39.4%.

Accounts Payable as a Percentage of Total Costs

“Accounts Payable as a Percentage of Total Costs” was defined as Accounts Payable divided by Total Costs. For the purposes of the metric, Accounts Payable was to be the average of the amounts reported as “Accounts payable” in the Company’s financial accounting systems as of July 31, 2009, August 31, 2009, September 30, 2009, October 31, 2009, November 30, 2009 and December 31, 2009, adjusted to exclude any accounts payable attributable to any business operations acquired during 2009. Total Costs was defined as Net Sales less Adjusted Consolidated EBITDA, adjusted to exclude the amounts attributable to any business operations acquired during 2009. The goal established for this metric was a percentage of 9.8%.

2009 Performance Metrics for Mr. Halftermeyer and Mr. Joyce

Messrs. Halftermeyer and Joyce’s performance measurement metrics were (1) 2009 Adjusted Global PMC EBITDA and (2) Global PMC Accounts Receivable and Inventory as a Percentage of Net Sales, weighted 75% and 25%, respectively. While Mr. Halftermeyer and Mr. Joyce were in charge of specific parts of the PMC business, the Committee felt it important that the two parts be managed in a coordinated manner; hence the goals for each individual were identical for purposes of the annual incentive plan.

2009 Adjusted Global PMC EBITDA

“2009 Adjusted Global PMC EBITDA” was defined as the amount reported as operating income from PMC — Americas, PMC — Eurasia and Process Belts for 2009 in the Company’s Consolidated Statement of Income adjusted by making the same adjustments as to determine Adjusted Consolidated EBITDA described above. The goal established for both gentlemen was Adjusted Global PMC EBITDA of $161.7 million.

Global PMC Accounts Receivable and Inventory as a Percentage of Net Sales

“Global PMC Accounts Receivable and Inventory as a Percentage of Net Sales” was defined as the aggregate sum of Accounts Receivable and Inventories attributable to PMC — Americas, PMC — Eurasia, and Process Belts, divided by the Net Sales of such business segments using the same methodology described above under “Accounts Receivable and Inventory as a Percentage of Net Sales” (the “Working Capital Methodology”). The goal established for both gentlemen was a percentage of 40.8%.

Results and Earned Awards

Following the close of 2009, the Committee reviewed Company performance with respect to the performance metrics identified above and, based upon audited financial statement results, determined that the Company’s Adjusted Consolidated EBITDA was $123.1 million; its Accounts Receivable and Inventory as a Percentage of Net Sales was 39.1%; and its Accounts Payable as a Percentage of Total Costs was 6.1%. It was also determined that Adjusted Global PMC EBITDA was $178.1 million and Global PMC Accounts Receivable and Inventory as a Percentage of Net Sales was 41.4%.

Applying these results, the six NEOs earned the following percentages of their target annual cash incentive bonus: Dr. Morone, 96% ($860,400); Mr. Halftermeyer, 112.2% ($232,400); Mr. Joyce, 112.2% ($232,400); Mr. Polumbo, 96% ($157,800); and Mr. Burke, 96% ($101,500).

Performance Awards

The Performance Awards were designed to award performance, but rather than paying out over one year, are paid out over multiple years. Because all awards, once earned, continue to be denominated in shares of Class A Common Stock until they are paid out, the value of the awards remains linked to the value of the Company’s Class A Common Stock over the three-year distribution period. Thus, the executive’s interests remain aligned with those of the shareholders over a longer period of time.

In determining the size of the 2009 Performance Awards, the Committee’s primary intention was to establish incentives consistent with competitive best-practices at comparable companies and of sufficient size to motivate performance and encourage retention. The Committee also considered (1) the alignment between the performance goals and the Company’s business objectives, (2) prior advice from Towers Watson as to the total value of the awards, as well as the ideal frequency of various award outcomes, and (3) the sizes of the Performance Awards actually earned during 2005, 2006, 2007 and 2008. In general, the Committee seeks to establish target criteria that would result in a 50% probability of a 100% payout. The Committee further intended that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met.

Since the adoption of the 2005 Incentive Plan, grants of Performance Awards have generally been made in February of each year to the members of the senior management team. Awards to the NEOs in 2009 again consisted of a target number of shares of the Company’s Class A Common Stock. Each award entitled the recipient to be credited with a number of shares equal to from 0% to 200% of such target, based on the extent to which he or she attained certain performance goals during 2009. Once credited, awards are to be paid out as follows: (1) 25% in early 2010, in cash, (2) 50% in early 2011, half in cash and half in shares, and (3) the remaining 25% in early 2012, half in cash and half in shares. The awards are in cash and stock to facilitate the satisfaction of any tax obligations from these payments.

2009 Performance Metrics

The performance measurement metrics and goals for the 2009 Performance Awards were the same performance measurement metrics and goals established relative to the 2009 annual cash incentive bonuses described above for all NEOs except Mr. Joyce. For his Performance Award, Mr. Joyce was to be measured against two additional metrics reflecting his added responsibilities for the Company’s Engineered Fabrics business. Thus, his performance measurement metrics were: (1) 2009 Adjusted Global PMC EBITDA, (2) Global PMC Accounts Receivable and Inventory as a Percentage of Net Sales, (3) 2009 Adjusted Global Engineered Fabrics EBITDA and (4) Global Engineered Fabrics Accounts Receivable and Inventory as a Percentage of Net Sales, weighted 56.25%, 18.75%, 18.75% and 6.25%, respectively. For the purposes of his award, “2009 Adjusted Global Engineered Fabrics EBITDA” was defined as the amount reported as operating income from Global Engineered Fabrics for 2009 in the Company’s Consolidated Statements of Income, adjusted by making the same adjustments as to determine Adjusted Consolidated EBITDA outlined above. The goal established was Adjusted Global Engineered Fabrics EBITDA of $19.5 million. “Global Engineered Fabrics Accounts Receivable and Inventory as a Percentage of Net Sales” was defined as the aggregate sum of accounts receivable and inventories attributable to Global Engineered Fabrics, divided by the net sales of such business segment calculated using the Working Capital Methodology. The goal established for Mr. Joyce was a percentage of 42.5%.

The foregoing performance metrics and goals were drawn from management’s operating plan approved by the Board of Directors.

Results and Earned Awards

Following the close of 2009, and again based upon audited financial statement results, the Committee determined that 2009 Adjusted Global Engineered Fabrics EBITDA was $18.9 million and Global Engineered Fabrics Accounts Receivable and Inventory as a Percentage of Net Sales was 44.0%. Consequently, Mr. Joyce earned 106.8% of his targeted Performance Award. The percentages earned by the other NEOs are the same as those stated above in relation to their annual cash incentive bonuses. The target share amount awarded to each NEO in February 2009 was: Dr. Morone, 42,000 shares; Mr. Nahl, 14,000 shares; and 9,000 shares each to Messrs. Halftermeyer, Joyce, and Polumbo. (Mr. Burke did not join the Company until July 2009.) Thus, based on performance, the final number of shares credited to each NEO was as follows: Dr. Morone, 40,305 shares; Mr. Halftermeyer, 10,096 shares; Mr. Joyce, 9,610 shares; and Mr. Polumbo, 8,637 shares. Mr. Nahl’s award was forfeited when he retired prior to December 31, 2009.

Restricted Stock Units

RSU grants function primarily as retention incentives. The size of any grant to any single manager has typically been determined primarily on the basis of salary and grade level, years of service and internal equity. Consistent with the objective of executive retention, in granting awards the Committee has typically considered the manager’s value to the Company, and whether the number and remaining term of any stock options previously given and RSUs already granted are a sufficient retention incentive. Since the adoption of the 2005 Incentive Plan, and with the exception of a special executive retention incentive adopted in February 2008 and grants made upon hiring, members of the senior management team have generally not participated in the annual RSU grants.

Other Plans and Programs

In addition to the foregoing compensation programs, the Company maintains a tax-qualified 401(k) defined contribution plan in which all U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 10% of his or her pre-tax income and up to 15% after tax; the Company will match (in shares of the Company’s Class A Common Stock) contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all salaried U.S. employees. Under the profit-sharing plan, employees can receive an amount generally determined using the same formula used to determine annual incentive bonuses for top-management executives employed in the U.S. The actual amount is determined by the Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. Profit-sharing payments are generally made in the form of Class A Common Stock to the accounts of participants in the 401(k) plan.

The Company also maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and hourly U.S. employees (including any NEOs who are U.S. employees) who began their employment before October 1, 1998 participate. The Company also maintains a related supplemental executive retirement plan. NEOs who are U.S. employees and who were so employed before such date accrue retirement benefits under these plans in accordance with its terms. Effective February 28, 2009, the pension plan and supplemental executive retirement plan were both amended so that no additional benefits would be accrued by any plan participant after that date. This effectively froze the future benefits of any participant based on their years of service and highest earned salaries prior to February 28, 2009.

Finally, employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by a local affiliate of the Company. Mr. Halftermeyer is the only NEO employed outside of the United States. As a French citizen who serves as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as a requirement under Swiss law, and as an expatriate under a French government-sponsored pension scheme. The Company pays both the employer and employee contributions to the French government-sponsored pension scheme in order to maintain Mr. Halftermeyer’s participation during his expatriation. The amounts paid by the Company toward both pension plans during 2009 are reported in the “Summary Compensation Table” on page 24, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “PENSION BENEFITS” table on page 34.

The amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. These are tax-qualified, nondiscriminatory plans, which apply equally to all eligible employees of the Company. The Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation (including the NEOs), but an executive’s benefits under these plans have generally had no direct bearing on its determinations. The Committee believes that the accumulation of wealth under these plans should have no impact on its objective of compensating individuals based upon their individual importance to the Company in achieving annual and strategic objectives.

Timing of Awards and Grants

Annual cash incentive bonuses are determined by the Committee following the completion of the fiscal year at the first meeting when all relevant data is available. That meeting typically occurs in February. Base salary increases are also approved at this time. This is also the time when a special Performance Committee of the Board (intended to ensure the deductibility of these awards under Section 162(m) of the Internal Revenue Code) approves new grants of Performance Awards under the 2005 Incentive Plan. Although RSU grants are generally made in November, interim grants may be awarded to specific individuals at other times during the year or at the time of a new hiring or promotion. That was the case with the special executive retention incentive adopted in February 2008 and the RSUs granted to Mr. Burke upon his hire in July 2009.

The Effect of Prior or Accumulated Compensation

At the end of each year since 2005, the Committee, in approving each element of compensation, has reviewed “tally sheets” for each member of the senior management team. These tally sheets contained a summary of all material elements of annual and long-term compensation (including accrued pension and 401(k) benefits) actually earned by each NEO and every other executive officer in the immediate prior year and, depending on the executive’s length of service, several years prior thereto. The information includes each executive officer’s actual base salary, annual cash incentive bonus, payments under the Company’s RSU plan, Performance Awards under the equity-based long-term incentive plan, pension accruals and other compensation paid by the Company. The tally sheets also show the outstanding balances of RSU grants and equity-based awards and the unrealized gains on those balances. The Committee considers this information before approving new Performance Awards, base salary increases, or final annual cash incentive bonuses for the prior year. The tally sheets are used to determine how well past compensation practices satisfy the Committee’s objectives.

Although the tally sheets provide insight into an executive’s accumulation of wealth, it is the Committee’s philosophy that neither the historical data nor any perceived wealth accumulation justified a change in either the Committee’s current compensation philosophy or the elements of compensation employed. It is the Committee’s belief that an executive’s accumulation of wealth is the result of his or her achievement of a series of objectives over time. Furthermore, it is the Company’s philosophy that the perceived accumulated wealth by the NEOs was not so significant as to deter the Committee from its objective of compensating individuals based on their individual importance to the Company in achieving strategic objectives. The Committee views “realizable” future compensation as having been earned by the employee on the basis of employment and performance, and provided during the term of such employee’s employment. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. The Company does not believe that the compensation paid to its executives, including the NEOs, or any individual element of that compensation, is lavish or extraordinary.

The Impact of Accounting or Tax Considerations

Although accounting or tax treatments typically have had little direct impact on the compensation decisions of the Committee, if given the choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility.

Equity Ownership Requirements or Guidelines

In early 2008 the Company’s Board of Directors adopted stock ownership guidelines for the Company’s CEO. Those guidelines provide that the CEO is expected to own and hold shares of the Company’s Common Stock (Class A or Class B) equal in value to three (3) times current base salary. There is no deadline by which such target should be attained, but at any time that the value of the CEO’s holdings is less than the applicable target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes or commissions). Currently, the 76,441 shares owned by Dr. Morone have a value that is less than three times his current base salary.

As for other executive officers, the Committee believes that adoption of share ownership guidelines is unwarranted. The Committee acknowledges that the adoption of such requirements is sometimes perceived as creating greater alignment of executive and shareholder interests, but the Board of Directors believes that substantial alignment already exists. A Company executive officer, with a significant portion of his or her net worth in the form of unexercised stock options, unvested RSUs and/or undistributed Performance Awards (all of which are denominated in shares), and Company common stock contributions to his or her 401(k) account, is already acutely dependent on the continued financial well-being of the Company.

Benchmarking and Use of Consultant

The Committee’s compensation consultant, Towers Watson, provides benchmarking and comparative compensation analysis when requested. Its findings and recommendations form part of the input used in the ongoing design of the Company’s executive compensation program. Towers Watson normally carries out such comparisons annually in the case of the Company’s CEO, and periodically with respect to all members of the senior management team. However, no such comparisons were completed at the outset of 2009 for either the CEO or any other member of the senior management team because the Committee had already determined in late 2008 that it would forgo 2009 merit pay increases for all salaried employees, including the senior management team. Analyses were completed by Towers Watson in late 2009 and again in early 2010 relative to 2010 base salary increases.

In their various reports prior to 2007, Towers Watson benchmarked individual compensation against the Company’s proxy “peer” group (i.e., the companies in the Dow Jones U.S. Paper Index, in each case as described in the stock performance chart set forth in the Company’s proxy statement or Form 10-K for the relevant fiscal year, to the extent such data was available). Beginning in 2007, Towers Watson benchmarked individual compensation against a peer group of 15 publicly traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations. On occasion, where appropriate and when available, Towers Watson may be asked to benchmark compensation for specific executives against data for executives at other companies in charge of similar business units or operations of comparable revenues. No such request was made with respect to any of the NEOs relative to 2009 compensation.

The peer group of comparable publicly traded U.S. companies consisted of the following:

Aptargroup, Inc.	Actuant Corp.	Barnes Group, Inc.
Buckeye Technology	Chesapeake Corp.	Clarcor, Inc.
Crane Co.	Idex Corp.	Nordson Corp.
Enpro Industries, Inc.	Pall Corp.	Paxar Corp.
Schweitzer-Mauduit International, Inc.	Watts Water Technologies, Inc.	Xerium Technologies, Inc.

Representatives of Towers Watson are encouraged by the Committee Chairman to communicate directly with members of management as needed, particularly the Company’s CEO and its Senior Vice President — Human Resources and Chief Administrative Officer. Nevertheless, Towers Watson was retained by, instructed by, served for and reported to the Committee, and its main point of contact throughout 2009 remained the Chairman of the Committee. Notwithstanding the use of Towers Watson, the Committee is ultimately responsible for all compensation matters.

Towers Watson was formed when Towers Perrin and Watson Wyatt Worldwide merged as of January 1, 2010. Prior to that merger, the Company had used Towers Perrin for pension-related actuarial services and advice. Except for the services for which it is retained by the Committee, Watson Wyatt Worldwide did not provide any other services to the Company prior to the merger. During 2010 the Company expects that it will continue to retain Towers Watson to provide actuarial services previously provided by Towers Perrin.

The Role of Executive Officers in the Compensation Process

The Committee’s Charter expressly indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. Consistent with this, Company management does in fact make recommendations to the Committee from time to time regarding modifications to benefit plans, as well as adoption of new benefit plans. In addition, although the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, and making any necessary changes in such ranges or in the Company’s salary structure, such ranges and changes thereto are typically proposed by the Company’s Senior Vice President — Human Resources, working with the CEO.

In practice, certain members of the senior management team (specifically, the CEO, CFO, and Senior Vice President — Human Resources and Chief Administrative Officer) make initial proposals to the Committee regarding the following annual compensation events: (1) the amount of the total budget for management salaries for the next fiscal year; (2) specific salary increases for each of the senior executive officers, excluding the CEO; (3) proposed aggregate annual management incentive bonus payments, as well as specific bonus payments proposed for each of the senior executive officers, excluding the CEO; (4) proposed annual management cash incentive bonus targets; (5) proposed RSU awards for each award recipient; and (6) proposed grants of performance-based incentive awards to the senior management team members, excluding the CEO. In addition, the senior management team may, under some circumstances, recommend discrete, special incentives intended to motivate performance or enhance retention in response to market conditions or competitive demands, or relative to the implementation of specific strategic initiatives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers for 2007, 2008 and 2009.

Name and Principal Position	Year	Salary		Bonus		Stock Awards[1] ($)	Option Awards[2] ($)	Nonequity Incentive Plan Compen- sation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compen- sation ($)		Total ($)

Joseph G. Morone, President and Chief Executive Officer	2007	$684,825		$108,103	[4]	$1,446,640	—	$739,675	[5]	$0	$10,856	[6]	$2,990,099
	2008	711,000		0		4,886,220	—	812,675	[8]	0	24,175	[8]	6,434,070
	2009	717,000		0		361,200	—	865,104	[10]	0	15,175	[10]	1,958,479

Michael C. Nahl, Executive Vice President and Chief Financial Officer (former)	2007	479,325		48,952	[4]	488,880	—	184,775	[11]	188,000	30,707	[12]	$1,420,639
	2008	497,850		0		1,582,860	—	202,875	[13]	223,000	23,543	[14]	2,530,128
	2009	334,733		0		120,400	—	4,704	[15]	50,000	210,559	[16]	720,396

Michael K. Burke, Senior Vice President and Chief Financial Officer (current)
	2009	192,307		0		789,120	—	103,346	[17]	0	3,680	[18]	1,088,453

Daniel A. Halftermeyer, Group Vice President	2007	355,174	[19]	0		314,280	—	90,200	[20]	0	253,229	[19,21]	1,012,883
	2008	425,409	[22]	0		1,238,760	—	180,000	[23]	8,554	310,467	[22,24]	2,163,190
	2009	452,321	[25]	0		77,400	—	232,400	[26]	9,045	303,105	[25,27]	1,074,271

Michael J. Joyce, Group Vice President	2007	261,000		0		314,280	—	73,360	[28]	25,000	18,795	[29]	692,435
	2008	333,463		0		1,238,760	—	178,975	[30]	57,000	26,235	[31]	1,834,433
	2009	376,640		0		77,400	—	237,104	[32]	46,000	16,052	[33]	753,196

Ralph M. Polumbo Senior Vice President – Human Resources and Chief Admin. Officer	2007	285,425		23,164		314,280	—	96,675	[34]	0	27,539	[35]	747,083
	2008	306,338		0		1,238,760	—	115,300	[36]	0	18,588	[37]	1,678,986
	2009	328,790		0		77,400	—	157,504	[38]	0	15,867	[39]	579,561

(1)	The figure provided for each year represents the grant date fair value, in dollars, of (a) all Performance Awards made during that year under the 2005 Incentive Plan, and (b) all RSUs granted in that year under the Company’s RSU Plan. In all cases, the total presented is the aggregate grant date fair value computed in accordance with FASB ASC Item 718.

(2)	No options were granted during 2009.

(3)	The figure provided for each year represents the aggregate change in the actuarial present value of each NEO’s (except Mr. Halftermeyer’s) accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements in the immediate prior year to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements in that year. In the case of the figure provided for 2008 only, it shows an increase over a fifteen-month period as it represents the aggregate change in said actuarial present value from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2007 financial statements (September 30, 2007) to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2008 financial statements (December 31, 2008). The figure also reflects a change in actuarial assumptions. Reference is made to Note 3 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for a discussion of these assumptions. The figure provided for Mr. Halftermeyer represents the change in present value of the private pension purchased for Mr. Halftermeyer through a Swiss insurance company in accordance with Swiss law (see footnote 4 to the “PENSION BENEFITS” table on page 34). There were no above-market or preferential earnings during 2007, 2008 or 2009 for any of the NEOs under any deferred compensation plans.

(4)	The figure provided represents an additional discretionary bonus awarded during that year, for performance during that year, but which was actually paid in the subsequent year.

(5)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($736,300) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2007 and paid during 2008.

(6)	Includes (a) Company-matching contributions of $6,600 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $4,256 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

(7)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($809,300) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.

(8)	Includes (a) Company-matching contributions of $21,240 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $2,935 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

(9)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($860,400) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.

(10)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,925 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

(11)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($181,400) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2007 and paid during 2008.

(12)	Includes (a) Company-matching contributions of $14,267 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $8,910 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $7,530, valued on the basis of the aggregate incremental cost to the Company, consisting solely of country club dues.

(13)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($199,500) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.

(14)	Includes (a) Company-matching contributions of $12,642 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $2,050 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $8,851, valued on the basis of the aggregate incremental cost to the Company, consisting solely of country club dues.

(15)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan earned during 2009 and paid during 2010.

(16)	Includes (a) Company-matching contributions of $10,460 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $378 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, (c) perquisites of $1,475, valued on the basis of the aggregate incremental cost to the Company, consisting solely of country club dues, (d) severance payments of $149,967, and (e) accrued vacation pay of $48,279.

(17)	Includes (a) profit-sharing of $1,846 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($101,500) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.

(18)	Includes (a) Company-matching contributions of $3,000 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $680 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

(19)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3722 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .8340 dollars per Swiss franc, which are the rates used by the Company in its 2007 Consolidated Statements of Income and Retained Earnings.

(20)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is formula-based, which was earned during 2007 and paid during 2008.

(21)	Includes (a) a premium of $11,992 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $97,131 to maintain the NEO in French social programs, including state pension schemes, during his expatriation, (c) expenses related to the NEO’s international assignment of $141,296, consisting of housing ($65,052), tuition ($44,368) and tax adjustments ($31,876), and (d) perquisites of $2,810, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues.

(22)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.4758 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .9305 dollars per Swiss franc, which are the rates used by the Company in its 2008 Consolidated Statements of Income and Retained Earnings.

(23)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is formula-based, which was earned during 2008 and paid during 2009.

(24)	Includes (a) a premium of $14,146 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions to maintain the NEO in French social programs, including state pension schemes, during his expatriation of $113,856 (of which approximately $36,449 was the officer’s employee contribution paid by the Company), (c) expenses related to the NEO’s international assignment of $164,648, consisting of housing ($72,579), tuition ($52,923) and tax adjustments ($39,146), and (d) perquisites of $17,817, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,316) and car lease payments ($14,501).

(25)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3914 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .9218 dollars per Swiss franc, which are the rates used by the Company in its 2009 Consolidated Statements of Income and Retained Earnings.

(26)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is formula-based, which was earned during 2009 and paid during 2010.

(27)	Includes (a) a premium of $17,531 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $104,888 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $35,407 was the officer’s employee contribution paid by the Company), (c) expenses related to the NEO’s international assignment of $158,743, consisting of housing ($71,900), tuition ($52,845) and tax adjustments ($33,998), and (d) perquisites of $21,943, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,106) and train ticket and car lease payments ($18,837).

(28)	Includes (a) profit-sharing of $2,160 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($71,200) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2007 and paid during 2008.

(29)	Includes (a) Company-matching contributions of $12,198 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $852 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $5,745, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues.

(30)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($175,600) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.

(31)	Includes (a) Company-matching contributions of $11,965 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,538 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $12,732, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($6,282) and financial advisor consulting fees ($6,450).

(32)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($232,400) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.

(33)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,538 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $2,264, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($274) and financial advisor consulting fees ($1,990).

(34)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($93,300) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2007 and paid during 2008.

(35)	Includes (a) Company-matching contributions of $13,786 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $3,253 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $10,500, valued on the basis of the aggregate incremental cost to the Company, consisting of financial advisor consulting fees.

(36)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($111,925) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.

(37)	Includes (a) Company-matching contributions of $8,094 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,179 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $9,315, valued on the basis of the aggregate incremental cost to the Company, consisting of financial advisor consulting fees.

(38)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($152,800) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.

(39)	Includes (a) Company-matching contributions of $10,960 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,342 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $3,565, valued on the basis of the aggregate incremental cost to the Company, consisting of financial advisor consulting fees.

Employment Contracts — Named Executive Officers

The Company entered into an Employment Agreement with Dr. Morone on May 12, 2005. The Agreement provided that Dr. Morone would be hired initially as President, after which he would become President and CEO on January 1, 2006. Employment may be terminated by Dr. Morone or the Company at any time. Dr. Morone’s salary has been increased, effective as of April 1, in each year from 2006 through 2008, and again in 2010. (His 2010 base salary was established as $745,000.00, effective April 1, 2010.) The Agreement also provides that Dr. Morone is eligible to participate in any annual cash incentive bonus program. The Agreement also provided for the award of 30,000 stock units pursuant to the Company’s RSU Plan. The Agreement entitles Dr. Morone to four weeks vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, for example, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company, including a subsidy for country club membership and financial planning assistance from a third-party consultant. The Agreement includes a severance provision that is more fully described below.

The Company has not entered into employment contracts with any other NEO.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Nonequity Incentive Plan Awards[1]				Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Joseph G. Morone	2/27/09	448,125	896,250	1,792,500	21,000	42,000	84,000	—		—	—	1,257,450

Michael C. Nahl	2/27/09	110,462	220,924	441,848	7,000	14,000	28,000	—		—	—	341,324

Michael K. Burke	7/8/09	53,339	106,678	213,356	—	—	—	48,000	[3]	—	—	895,798

Daniel A. Halftermeyer	2/27/09	94,160	188,320	376,640	4,500	9,000	18,000	—		—	—	265,720

Michael J. Joyce	2/27/09	94,160	188,320	376,640	4,500	9,000	18,000	—		—	—	265,720

Ralph M. Polumbo	2/27/09	82,197	164,395	328,790	4,500	9,000	18,000	—		—	—	241,795

(1)	Awards represent the target annual incentive bonus established for each officer in early 2009. Each award entitled the NEO to receive a payment equal to from 50% (for attaining performance at the threshold level) to 200% (for attaining performance at the maximum level) of such target amount, based on the extent to which he attained certain performance goals during 2009. The performance condition at each of the threshold, target, and maximum levels for the awards reported above for the NEOs consisted of the Company attaining a specified level of performance measurement metrics described above (see page 19) during 2009. For the 2009 performance measurement metrics, the threshold, target and maximum achievement levels were set as follows:

Performance Measurement Metric	Threshold	Target	Maximum
Adjusted Consolidated EBITDA	$60 million	$120 million	$238 million
Accounts Receivable and Inventory as a Percentage of Net Sales	44.3%	39.4%	29.6%
Accounts Payable as a Percentage of Total Costs	9.2%	9.8%	11.0%
Adjusted Global PMC EBITDA	$113.2 million	$161.7 million	$251.5 million
Global PMC Accounts Receivable and Inventory as a Percentage of Net Sales	45.9%	40.8%	30.6%
Adjusted Global Engineered Fabrics EBITDA	13.7%	19.5%	27.3%
Global Engineered Fabrics Accounts Receivable and Inventory as a Percentage of Net Sales	47.5%	42.5%	33.5%

(2)	Awards made under the 2005 Incentive Plan consisting of a target number of shares of Class A Common Stock. Each award entitled the NEO to be credited with a number of shares equal to from 50% to 200% of such target amount, based on the extent to which he attained certain performance goals during 2009. The award agreements relating to the foregoing awards provide that a recipient whose employment terminated for any reason during 2009 would not be entitled to any portion of the foregoing awards. The performance condition at each of the threshold, target, and maximum levels for the awards reported above for the NEOs consisted of the same performance metrics and goals as were established for the annual incentive bonus (see page 17; footnote 1, above). After 2009, the extent to which performance goals were attained was determined, and the actual number of shares credited to the bonus account of each NEO is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 31. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the payment date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares.

(3)	Awards made under the RSU Plan when the officer joined the Company on July 8, 2009, and an additional grant on November 11, 2009. Upon vesting, each RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. In lieu of cash dividends, the holder of the RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder.

(4)	Computed by adding (1) the target annual incentive bonus, (2) the grant date fair value of the Incentive Awards, and, where applicable, (3) the product of the number of RSUs awarded under the RSU Plan multiplied by the closing market price on the grant date. In accordance with FASB ASC Topic 718, the grant date fair value of the Incentive Awards was determined to be the product of the target number of shares awarded multiplied by $8.60, the closing market price on the grant date, as it was expected that the probable outcome of the performance conditions would lead to the achievement of the target number of shares. With regard to Mr. Burke’s RSU awards, 36,000 units were awarded as of July 8, 2009 when the closing market price was $14.92, and 12,000 units were awarded on November 11, 2009 when the closing market price as $21.00.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value[1] of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G. Morone	—	—	—	—	—	40,305	[2]	905,250	—	—
	—	—	—	—	—	29,343	[3]	659,044	—	—
	—	—	—	—	—	8,248	[4]	185,250	—	—
	—	—	—	—	—	6,509	[5,6]	146,192	—	—
	—	—	—	—	—	105,540	[7,8]	2,370,428	—	—

Michael C. Nahl	—	—	—	—	—	4,890	[3]	109,829	—	—
	—	—	—	—	—	1,374	[4]	30,860	—	—
	25,000	0	—	15.5000	2/9/2013	—		—	—	—
	25,000	0	—	16.2500	5/28/2013	—		—	—	—
	25,000	0	—	18.7500	5/11/2014	—		—	—	—
	25,000	0	—	22.2500	5/18/2015	—		—	—	—
	25,000	0	—	22.2500	5/14/2016	—		—	—	—
	25,000	0	—	19.7500	4/15/2017	—		—	—	—

Michael K. Burke	—	—	—	—	—	36,646	[5,9]	823,069	—	—
	—	—	—	—	—	12,000	[5,10]	269,520	—	—

Daniel A. Halftermeyer	—	—	—	—	—	10,096	[2]	226,756	—	—
	—	—	—	—	—	6,505	[3]	146,102	—	—
	—	—	—	—	—	1,710	[4]	38,406	—	—
	—	—	—	—	—	28,495	[7,8]	639,997	—	—
	1,000	0	—	18.6250	5/14/2012	—		—	—	—
	1,000	0	—	16.2500	5/28/2013	—		—	—	—
	1,000	0	—	18.7500	5/11/2014	—		—	—	—
	1,500	0	—	22.2500	5/18/2015	—		—	—	—
	2,000	0	—	22.2500	5/14/2016	—		—	—	—
	2,000	0	—	19.7500	4/15/2017	—		—	—	—
	2,500	0	—	19.3750	11/4/2018	—		—	—	—
	4,000	0	—	15.6875	11/9/2019	—		—	—	—
	2,800	0	—	10.5625	11/15/2020	—		—	—	—
	4,000	0	—	20.4500	11/6/2021	—		—	—	—
	4,000	0	—	20.6300	11/7/2022	—		—	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value[1] of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael J. Joyce	—	—	—	—	—	9,610	[2]	215,840	—	—
	—	—	—	—	—	6,505	[3]	146,102	—	—
	—	—	—	—	—	1,710	[4]	38,406	—	—
	—	—	—	—	—	270	[5,11]	6,064	—	—
	—	—	—	—	—	535	[5,12]	12,016	—	—
	—	—	—	—	—	28,495	[7,8]	639,997	—	—

Ralph M. Polumbo	—	—	—	—	—	8,637	[2]	193,987	—	—
	—	—	—	—	—	6,287	[3]	141,206	—	—
	—	—	—	—	—	1,767	[4]	39,687	—	—
	—	—	—	—	—	2,591	[5,13]	58,194	—	—
	—	—	—	—	—	28,495	[7,8]	639,997	—	—

(1)	Based on closing market price on December 31, 2009, of $22.46.

(2)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2009 and based on 2009 performance. (Although such awards are not earned until January 1, 2010, the Company has determined to treat them as earned during 2009 and therefore outstanding at 2009 year-end solely for purposes of this disclosure.) These are the same awards reported in the “GRANTS OF PLAN-BASED AWARDS” table on page 29. As of January 1, 2010, 25% of the balance reported became vested, and was distributed, in cash, on March 1, 2010; 50% of the balance reported will vest on January 1, 2011, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2011; the remaining 25% will vest on January 1, 2012, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2012.

(3)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2008 and based on 2008 performance. As of January 1, 2010, 66-2/3% of the balance reported became vested, and was distributed, half in cash and half in stock, in March 2010; the remainder will vest on January 1, 2011, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2011.

(4)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2007 and based on 2007 performance. The balance reported became vested on January 1, 2010 and was distributed, half in cash and half in stock, in March 2010.

(5)	RSU granted under the RSU Plan.

(6)	The balance reported will vest and be payable on August 1, 2010.

(7)	RSUs granted under the RSU Plan in connection with the special executive retention incentive adopted in February 2008.

(8)	One-quarter of the balance reported will vest and be payable on each: March 1, 2011; September 1, 2011; March 1, 2012; and September 1, 2012.

(9)	One-quarter of the balance reported will vest and be payable on each: March 1, 2012; September 1, 2012; March 1, 2013; and September 1, 2013.

(10)	One-quarter of the balance reported will vest and be payable on March 1, 2010; one-half of the balance will vest and be payable on March 1, 2011; and the remainder will vest and be payable on March 1, 2012.

(11)	The balance reported will vest and be payable on November 11, 2010.

(12)	One-half of the balance reported will vest and be payable on November 11 in each 2010 and 2011.

(13)	One-half of the balance reported will vest and be payable on April 1 in each 2010 and 2011.

Description of Equity Awards

Equity awards referred to in the foregoing table include the following:

Stock Options. All of the options in the foregoing table were granted prior to 2002 under either the 1988, 1992, or 1998 Stock Option Plans. Each option listed is fully vested and exercisable. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

Restricted Stock Units. RSUs granted under the RSU Plan are, upon vesting, paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) RSU awards generally vest as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances; such was the case with a special executive-retention incentive implemented in February 2008 for certain key executives and with the awards granted to Mr. Burke upon his hiring. In the event of termination of employment, all unvested RSUs terminate without payment, except that, in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

Performance-based Incentive Awards. Awards in the foregoing table described as earned pursuant to performance-based incentive awards were granted under the Company’s 2005 Incentive Plan. An award recipient who voluntarily terminates employment prior to the payout of the full amount of his or her bonus account is not entitled to any payments after such termination, except that a recipient who voluntarily terminates employment after January 1 of any year but prior to the payment of an amount due to be paid in that year will be entitled to such amount. A recipient whose employment is terminated by the Company without “cause” during a year, or who voluntarily terminates employment in a year after attaining age 62, is entitled to 50% of any portion of his or her bonus account not already paid, except that any such recipient whose employment so terminates after January 1 of a year but prior to the payment of an amount due to be paid in that year is entitled to the full amount due in that year plus 50% of the remainder, if any. Any recipient whose employment is terminated by Albany for “cause” shall forfeit any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. Distributions are made in cash, or in a combination of cash and stock, as described in the footnotes to the foregoing table. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the distribution date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph G. Morone	—	—	6,470	78,481	29,414	380,323

Michael C. Nahl	—	—	814	12,345	9,804	126,765

Michel K. Burke	—	—	—	—	—	—

Daniel A. Halftermeyer	—	—	350	6,786	6,261	80,955

Michael J. Joyce	—	—	669	12,972	5,411	69,964

Ralph M. Polumbo	—	—	1,252	12,778	6,019	77,825

(1)	Vesting of time-based RSUs granted pursuant to the Company’s RSU Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash to the NEO during 2009.

(2)	Vesting of performance-based incentive awards granted pursuant to the 2005 Incentive Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash and stock to the NEO during 2009.

PENSION BENEFITS

Name[1]	Plan Name	Number of Years Credited Service[2] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Michael C. Nahl	PensionPlus	27.42	880,000	21,000
	Supplemental Executive Retirement Plan	27.42	932,000	12,000

Daniel A. Halftermeyer	—	—	21,711	0

Michael J. Joyce	PensionPlus	21.25	155,000	0
	Supplemental Executive Retirement Plan	21.25	37,000	0

(1)	The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone, Mr. Burke and Mr. Polumbo all joined the Company after the plans were closed; thus, they have not acquired any reportable pension benefits and are omitted from the table.

(2)	Where noted, credited service is the same as actual service.

(3)	The values of the pension benefits reported above are the present value of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as are used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (December 31, 2009). (Reference is made to Note 3 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity.

(4)	As a non-U.S. employee, Mr. Halftermeyer does not participate in U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for Mr. Halftermeyer’s benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions. The premium paid by the Company in 2009 was CHF 6,488, or $5,981 using the conversion rate of .9218 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2009 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above (and has been translated into U.S. dollars at the rate of .9645 dollars per Swiss Franc, which was the applicable conversion rate in affect as of December 31, 2009). In addition, Mr. Halftermeyer continues to participate in a French state-mandated pension scheme as an expatriate. The Company contributes both the employer’s and employee’s share of the legally required contribution under this pension scheme. In early 2009, the Company paid 75,383.10 Euros, or $104,888 using the conversion rate of 1.3914 U.S. dollars per euro, which is the rate used by the Company in its 2009 Consolidated Statements of Income and Retained Earnings. This contribution covered the period from October 2008 through September 2009. Of this amount, $35,407 was the employee’s required contribution, which the Company assumed as part of the international assignment.

PensionPlus Plan. The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($41,623 in 2009, increasing thereafter in proportion to the increase in the Social Security Taxable Wage Base) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994 and January 1, 1999; plus (d) 0.75% of such High Three average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service in excess of 30. The Plan, however, was amended effective February 28, 2009 to freeze the accrual of any new benefits. As a result, no participant will accrue any additional pension creditable service after that date, and the High Three Average is now determined in reference to the last ten years of employment prior to February 28, 2009.

Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. In the case of the NEOs, this means annual salary based on the salary rate in effect on January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

The PensionPlus Plan permits early retirement at or after age 55 with at least ten years of service. Of the NEOs participating in the Plan, only Mr. Nahl was eligible for retirement under the PensionPlus Plan, whether it is early or normal retirement. Mr. Nahl did in fact retire under the plan as of August 31, 2009. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service up to

February 28, 2009 and such participant’s High Three Average prior to that date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount which is the actuarial equivalent of his or her normal retirement benefit.

Supplemental Executive Retirement Plan. The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to determine aggregate benefits under both plans — the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations as in effect on the valuation date. The Executive Retirement Plan has also been amended effective February 28, 2009 to freeze the accrual of any new benefits.

Nonqualified Deferred Compensation

There were no executive or Company contributions, or interest or other earnings, during 2009 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any NEO receive any withdrawals or distributions during, or have any account as of the end of, 2009.

Potential Payments upon Termination or Change in Control

Change in Control

Other than the provision found in the RSU Plan, which is applicable to all employees who receive an award of RSUs, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, which would provide for payment to an NEO at, following, or in connection with a change in control of the Company. The provision of the RSU Plan provides that in the event of termination following a change of control, 100% of an award recipient’s unvested RSUs shall become immediately payable in full.

Termination/Severance

Dr. Morone

The Committee believes that under certain circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. In the case of Dr. Morone particularly, the Committee felt a severance provision was warranted in order to entice Dr. Morone to leave the security of his prior position and become the Company’s CEO. Thus, the Company’s employment agreement with Dr. Morone (see page 29) provides that, in the event his employment is terminated for any reason, he will be entitled to any (a) unpaid base salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which he is entitled calculated in accordance with the Company’s vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies or arrangements applicable to him, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy, and (f) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, if the termination is by the Company without Cause, he is entitled to receive an amount equal to twice his annual base salary at the time of termination, payable in 24 equal monthly installments. His right to receive these additional severance payments is contingent upon his continuing compliance with confidentiality and non-disparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of the agreement, “Cause” is deemed to exist if a majority of the members of the Company’s Board of Directors determines that he has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties, (ii) not made a good faith effort to carry out his duties, (iii) wrongfully and substantially enriched himself at the expense of the Company, or (iv) been convicted of a felony. There was no sunset included in the severance provision of Dr. Morone’s contract when it was drafted and executed. The Committee is aware of this fact but no action has been contemplated to address the situation. The industries in which the Company competes are undergoing significant changes to which the Company must respond. The Company believes that it is important to shareholder value that Dr. Morone lead the Company’s response to those changes without concern for the impact on his specific position. Nor has the fact that Dr. Morone’s contract contains a severance provision had any impact on the Committee’s deliberations and actions regarding his compensation.

Other Executive Officers

In July 2009, the Company entered into Severance Agreements with each of the Company’s executive officers, and several other senior managers. The material terms of the Severance Agreements provide that in the event the officer’s employment is terminated by the Company at any time before December 31, 2012 for any reason other than Cause, the officer shall be entitled to receive his or her gross monthly base salary in effect at the time of termination, less applicable withholdings and deductions, for the period of months specified in the individual officer’s agreement (the “Severance Period”). The Severance Period differs among officers, and ranges from 12 months to 18 months. For NEOs Michael K. Burke, Michael J. Joyce, Daniel A. Halftermeyer, and Ralph M. Polumbo, the Severance Period is 18 months. In order to receive the severance benefits, the officer is obligated to execute a release in favor of the Company at the time of termination and comply with the confidentiality and non-disparagement provisions of the Agreement. The officer is also bound by a restrictive non-competition covenant during the Severance Period. For the purposes of such agreements, Cause is deemed to exist upon (i) the conviction of the officer for, or the entry of a plea of guilty or nolo contendere by the officer to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on the part of the officer that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (iii) the officer’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company; (iv) the officer’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by the officer; (vi) the officer undertaking a position in competition with the Company; (vii) the officer having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or (viii) the officer having wrongfully and substantially enriched himself or herself at the expense of the Company. The Severance Agreements also contain a clawback provision which provides that an officer would forfeit any unpaid severance due pursuant to the agreement and would be required, upon demand, to repay any severance already paid if, after the officer’s termination: (i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the officer; (ii) the officer breaches any provision of the agreement, including, without limitation, the restrictive covenants, confidentiality and non-disparagement provisions; or (iii) the Company discovers conduct by the officer that would have permitted termination for Cause, provided that such conduct occurred prior to the officer’s termination. The Severance Agreements terminate on December 31, 2012.

The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, the foregoing Severance Periods were deemed to be appropriate in light of the perceived length of time it could take for the NEO to find an equivalent position. At the time the agreements were approved, the Committee determined that individual officer agreements were superior to an all-inclusive policy because they provided more flexibility to address each officer’s situation, and his or her individual perceived importance to the Company and its strategies. It was further determined that fixed-term agreements during a period of significant restructuring and at a time of a developing global recession would allow each officer to focus on the needs of the business without concern for his or her own position.

Michael Nahl

On June 30, 2009, the Company entered into an Executive Separation Agreement with Michael C. Nahl. Effective upon the close of business on August 7, 2009, Mr. Nahl stepped down as the Company’s Chief Financial Officer and retired from the employment of the Company as of August 31, 2009. The Executive Separation Agreement provides Mr. Nahl with post-retirement payments of $37,492 per month for the first 12 months following his retirement, then $46,192 per month during the next 12 months, for a total of $1,004,200 over 2 years. During the period when the post-retirement payments are made, Mr. Nahl is obligated to provide any and all reasonable assistance requested by his successor or by the Company’s Chief Executive Officer relating to his former job duties, including, without limitation: (a) assistance in discussions, meetings or negotiations with lenders or other financial institutions, (b) assistance or participation in meetings with or presentations to investors and analysts, and (c) providing such information as may be in his possession relating to any financial or other business matters of the Company; in each case, from time to time as may reasonably be requested, but not to exceed 32 hours per month. Following Mr. Nahl’s announcement of his decision to voluntarily retire, the Committee determined that it would be beneficial to continue to have access to his expertise and knowledge for a limited period of time to assist the Company with its then unfinished restructuring plan, other initiatives, and in anticipation of the renewal of loan facilities. It was determined that securing his availability and cooperation through post-retirement payments was in the best interest of the Company. The agreement binds Mr. Nahl to a restrictive covenant and requires compliance with non-disparagement and confidentiality provisions. Mr. Nahl was not eligible for an annual cash incentive bonus for 2009, and his previously granted 2009 performance awards were forfeited on retirement. Moreover, a previously awarded but not-yet-exercisable option grant of 250,000 shares also terminated.

Except as set forth above, the Company has no other agreements, contracts, plans or arrangements, written or unwritten, to provide payment to any NEO in connection with his retirement, severance, termination or separation.

Plan-based Compensation

Stock Options. SEC regulations require us to provide details about stock options not yet exercisable on December 31, 2009, that would become exercisable (a) if the employment of such NEO had been terminated involuntarily on such date, without cause, or (b) in the case of any NEO who had attained age 62 at the time, if his employment had been terminated on such date, voluntarily or involuntarily, without cause. However, as set forth above, the last option grants were made by the Company in November 2002. By November 7, 2007, all outstanding options issued by the Company in 2002 had become fully exercisable. Consequently, there were no as yet unexercisable options on December 31, 2009 that would become exercisable upon the involuntary termination or retirement of any NEO.

RSUs and Performance-based Awards. The following chart indicates what the effect on RSUs and earned performance-based incentive awards in the accounts of each NEO would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2009, without cause, or (b) in the case of any NEO who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End” on page 31.)

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)	Value of Shares or Units of Stock That Would Vest Upon Such Termination[1]($)

Joseph G. Morone	105,540	[2]	52,770	1,185,214
	40,305	[3]	0	0
	37,592	[4]	18,796	422,158
	6,509	[5]	3,255	73,096

Michael K. Burke	48,646	[2]	24,323	546,294

Daniel A. Halftermeyer	28,495	[2]	14,248	319,999
	10,096	[3]	0	0
	8,216	[4]	4,108	92,266

Michael J. Joyce	28,495	[2]	14,248	319,999
	9,610	[3]	0	0
	8,216	[4]	4,108	92,266
	806	[5]	403	9,051

Ralph M. Polumbo	28,495	[2]	14,248	319,999
	8,637	[3]	0	0
	8,055	[4]	4,027	90,446
	2,591	[5]	1,296	29,097

(1)	Based on closing market price on December 31, 2009, of $22.46.

(2)	RSUs granted under the RSU Plan in connection with a special executive retention incentive implemented in February 2008. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

(3)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2009 and based on 2009 performance. None of the balance reported was earned or vested as of December 31, 2009. Pursuant to the terms of the award, this award would be canceled upon termination for any reason on December 31, 2009.

(4)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2007 and 2008 based on performance during 2007 and 2008. None of the balance reported was vested as of December 31, 2008. For these awards, amounts shown as vesting upon termination are not payable at that time, but are distributed at the same times and in the same form (cash, or a combination of cash and shares) as if termination had not occurred.

(5)	RSUs granted under the RSU Plan, other than those granted in connection with the special executive retention incentive implemented in February 2008. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

DIRECTOR COMPENSATION

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

Annual Retainer. During 2009, directors received an annual retainer of $95,000, $50,000 of which was paid in shares of Class A Common Stock of the Company pursuant to the Directors Retainer Plan.

Meeting Fees. During 2009, in lieu of cash fees for regularly scheduled meetings, directors received additional shares of Class A Common Stock with a value of $25,000 (issued pursuant to the Directors Retainer Plan), and members of the Audit Committee also received an additional annual cash amount of $5,000. Directors received cash fees of $750 for each special meeting of the Board or any Board Committee during 2009 that was designated as a telephone meeting. Directors were also entitled to receive cash fees of $1,500 for each special meeting of the Board, and $1,000 for each special meeting of a Committee they attend in person or by telephone; there were no such meetings during 2009.

Other Fees. During 2009, the Chairman of each standing committee, other than the Audit Committee, received an annual fee of $5,000 for such service. The Chairman of the Audit Committee received an annual fee of $10,000 for such service. The Chairman and Vice Chairman of the Board received annual fees of $50,000 and $25,000, respectively. Annual fees are paid in equal quarterly installments. Directors also received $1,500 for each day that they were engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the CEO.

Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Christine Standish, Kailbourne and Morone are the only current directors so eligible.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)

Christine L. Standish	123,750	—	—	—	1,430[2]	—	125,180

Erland E. Kailbourne	100,250	75,000	—	—	2,226[2]	—	177,476

John C. Standish	153,750	—	—	—	19,000[3]	—	172,750

Juhani Pakkala	54,500	75,000	—	—	—	—	129,500

Paula H. J. Cholmondeley	64,500	75,000	—	—	—	—	139,500

John F. Cassidy, Jr.	54,500	75,000	—	—	—	—	129,500

Edgar G. Hotard	50,750	75,000	—	—	—	—	125,750

Joseph G. Morone	—	—	—	—	3,829[2]	—	3,829

(1)	As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2009.

(2)	Increase during 2009 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative preceding this table.

(3)	Increase during 2009 in the actuarial percent value of Mr. Standish’s accumulated benefit under the Company’s U.S. defined benefit plan.

RATIFICATION OF INDEPENDENT AUDITORS

In August 2009, the Audit Committee appointed PwC as our auditors for 2009 and to perform the reviews of the financial statements to be included in our quarterly reports to the Securities and Exchange Commission on Form 10-Q with respect to the first three quarters of 2010.

The Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required to approve the ratification of the selection of PwC as the Company’s independent auditor.

The Audit Committee does not expect to take action with respect to the appointment of auditors for 2010 until the second half of the year. A representative of PwC will be present at the Annual Meeting and will be given an opportunity to make a statement, and will be available to respond to appropriate questions.

As stated in the Audit Committee Report on page 7, the Audit Committee has received the communications related to PwC’s independence required by applicable PCAOB rules, has discussed with PwC its independence, and has considered whether the provision of the services referred to below under “All Other Fees” is compatible with maintaining the independence of PwC.

Audit Fees

The aggregate fees billed by, or agreed to with, PwC for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services in connection with statutory and regulatory filings or engagements were $3,941,600 for 2008 and $3,095,000 for 2009.

Audit-related Fees

PwC billed no amounts during 2008 or 2009 for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements, except those included in the amount reported under the heading “Audit Fees” above.

Tax Fees

The aggregate fees billed by PwC for tax compliance, tax advice, and tax planning in each of 2008 and 2009 were $246,486 and $463,000, respectively. Billings during each period were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

The aggregate fees billed by PwC for all other products and services not described above were $229,419 in 2008 and $112,500 in 2009. Services included in this category consisted principally of audits of certain benefits plans, business and tax education for certain Company employees, advice in connection with benefit plan design, and review of internal control of information systems.

Pre-approval Policy

It is the responsibility of the Company’s Audit Committee to approve all audit and non-audit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

The Chairman of the Audit Committee is permitted to pre-approve any engagement of the independent auditor for services that could be properly pre-approved by the Committee, provided that the anticipated fees with respect to the services so pre-approved do not exceed $100,000. The Chairman is required to report such pre-approvals to the next regular meeting of the Committee.

The Audit Committee is required to pre-approve each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations.

With respect to the engagement of the independent auditor to provide routine and recurring audit-related tax and other non-audit services, pre-approval of the Audit Committee may take the form of approval of a schedule describing such services in reasonable detail and specifying an annual monetary limit. Each audit or non-audit service (excluding tax services provided in the ordinary course) shall be reflected in a written engagement or other writing. In connection with the provision of permitted tax services, the independent auditor is required to, among other things, provide a written description of the services and discuss their impact on the auditor’s independence.

None of the 2008 or 2009 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of pre-approval requirements in connection with the provision of certain non-audit services.

STOCKHOLDER PROPOSALS

The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

Proposals of stockholders that are intended to be presented at the Company’s 2011 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at P.O. Box 1907, Albany, New York 12201-1907, not later than December 13, 2010, in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

In addition, management proxies for the 2011 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 26, 2011, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.
Secretary

April 3, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

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 FOLD AND DETACH HERE

Please mark your votes as indicated in this example	☒

ITEM 1 — Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 John F. Cassidy, Jr.	☐	☐	☐	06 Juhani Pakkala	☐	☐	☐
02 Paula H.J. Cholmondeley	☐	☐	☐	07 Christine L. Standish	☐	☐	☐
03 Edgar G. Hotard	☐	☐	☐	08 John C. Standish	☐	☐	☐
04 Erland E. Kailbourne	☐	☐	☐
05 Joseph G. Morone	☐	☐	☐

		FOR	AGAINST	ABSTAIN
ITEM 2 —	Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐

ITEM 3 —	In their discretion upon other matters that may properly come before this meeting.

YES
	I will attend the Annual Meeting:		☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.proxyvoting.com/ain

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Proxy

Albany International Corp.
Proxy solicited on behalf of the Board of Directors
for Annual Meeting of Stockholders to be held May 27, 2010

The undersigned hereby constitutes and appoints Erland E. Kailbourne and Joseph G. Morone, and each of them, the true and lawful agents and proxies of the undersigned, with full power of substitution in each, to vote as indicated herein, all of the shares of Common Stock which the undersigned would be entitled to vote if present in person, at the Annual Meeting of Stockholders of ALBANY INTERNATIONAL CORP. to be held at the Hilton Garden Inn, 100 High Street, Portsmouth, New Hampshire, on Thursday, May 27, 2010 at 9:00 a.m. local time, and any adjournment or adjournments thereof, on matters coming before said meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR Items 1 and 2.

Participants in the Company’s ProsperityPlus 401(k) Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Plan Trustee, how to vote shares of Common Stock allocated to their 401(k) plan accounts. If no such direction is given to Vanguard, Vanguard shall interpret this as a direction not to vote any such shares. If properly executed, this proxy shall give the proxies appointed above authority to direct Vanguard to vote the shares in the undersigned’s 401(k) account in the manner directed. If this proxy is properly executed but no direction is given, the proxies appointed above shall direct Vanguard to vote such shares FOR Items 1 and 2. In order for the Plan Trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 PM Eastern Time on May 24, 2010.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

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